                                                                    Exhibit 10.4

              EMPLOYMENT, CONFIDENTIALITY AND NONCOMPETE AGREEMENT

                  This Employment, Confidentiality and Noncompete Agreement ("Agreement") is made and entered into as of the 1st day of May, 2004, by and between Build-A-Bear Workshop, Inc., a Delaware corporation ("Company"), and Maxine Clark ("Employee").

                  WHEREAS, Company's predecessor, Build-A-Bear Workshop, L.L.C. (the "LLC"), and Employee were party to that certain Employment Agreement dated as of October 1, 1997, which the parties replaced by an Employment, Confidentiality and Noncompete Agreement dated as of April 3, 2000 (the "Existing Agreement") in connection with the merger of the LLC with and into the Company and the Company's assumption of the business of the LLC in connection therewith.

                  WHEREAS, Employee and Company desire to have Employee continue her employment as the Chief Executive Officer of the Company and to enter into this Agreement with the intent of superceding the Existing Agreement.

                  WHEREAS, Company has pioneered the retail concept of "make your own" stuff plush toys, including animals and dolls, and is engaged in, among other things, the business of production, marketing, promotion and distribution of plush stuff toys, clothing, accessories and similar items, including without limitation, the ownership, management, franchising, leasing and development of retail stores in which the basic operation is the selling of such items, and the promotion of the related concepts and characters through merchandising and mass media. The Company is headquartered and its principal place of business are located in, and this Agreement is being signed in, St. Louis, Missouri.

                  WHEREAS, Company conducts business in selected locations throughout the United States and internationally through franchise arrangements.

                  WHEREAS, Company has expended a great deal of time, money and effort to develop and maintain its proprietary Confidential Information (as defined herein) which is material to Company and which, if misused or disclosed, could be very harmful to Company's business.

                  WHEREAS, the success of Company depends to a substantial extent upon the protection of its Confidential Information and goodwill by all of its employees.

                  WHEREAS, Company compensates its employees to, among other things, develop and preserve goodwill with its customers, landlords, suppliers and partners on Company's behalf and business information for Company's ownership and use.

                  WHEREAS, if Employee were to leave Company, Company, in all fairness, would need certain protections in order to prevent competitors of Company from gaining an unfair competitive advantage over Company or diverting goodwill from Company, or to prevent Employee from misusing or misappropriating the Confidential Information.

                  NOW, THEREFORE, in consideration of the compensation and other benefits of Employee's employment by Company and the recitals, mutual covenants and agreements hereinafter set forth, Employee and Company agree as follows:

                  1. Employment Services.

                    (a) Employee employment as Chief Executive Officer/Chief Executive Bear is hereby continued upon the terms and conditions hereinafter set forth. Employee shall serve as Chief Executive Bear, during the Employment Period, on a full-time basis. Employee has full authority, among other rights and duties, to hire and fire personnel, buy inventory, price products for sale, negotiate leases and in general run Company's operations.

                    Employee agrees that throughout Employee's employment with Company, Employee will (i) faithfully render such services as may be delegated to Employee by Company, (ii) devote substantially all of Employee's entire business time, good faith, best efforts, ability, skill and attention to Company's business, and (iii) follow and act in accordance with all of the rules, policies and procedures of Company, including but not limited to working hours, sales and promotion policies, and specific Company rules. During the term of her employment, Employee may engage in outside activities, provided those activities do not interfere or conflict with her duties and responsibilities hereunder, provided, Employee will not serve as an officer or on the board of directors of another for-profit entity without the prior written consent of the Corporate Governance Committee of the Company. The Company specifically acknowledges and agrees that Employee may continue to hold the positions set forth on Exhibit 1 hereto. The Company further agrees that it shall not relocate its headquarters outside of the St. Louis metropolitan area during the term of this Agreement or otherwise during the term of this Agreement require Employee to relocate her residence outside of the St. Louis metropolitan area.

                    (b) "Company" means Build-A-Bear Workshop, Inc. or one of its Subsidiaries, whichever is Employee's employer. The term "Subsidiary" means any corporation, joint venture or other business organization in which Build-A-Bear Workshop, Inc. now or hereafter, directly or indirectly, owns or controls more than fifty percent (50%) interest.

                2. Term of Employment. The term of this Agreement shall commence on May 1, 2004 and shall end on the fifth (5th) anniversary hereof, unless sooner terminated as provided in Section 4 hereof (the "Initial Term"). Following the Initial Term, this Agreement shall automatically renew for successive one-year periods (each a "Renewal Period"; collectively, the Initial Term and each Renewal Period, the "Employment Period"), unless sooner terminated as provided in Section 4 hereof.

                3. Compensation.

                    (a) Base Salary. During the Employment Period, Company shall pay Employee as compensation for her services an annual base salary of not less than Three Hundred Seventy-Five Thousand Dollars ($375,000), payable in accordance with Company's usual practices. Employee's annual base salary rate shall be reviewed by Company's Compensation Committee at least annually for increase following each fiscal year so that Employee's salary will be commensurate for similarly situated executives with firms similarly situated to Company; provided, however, that if Employee's individualized performance targets (set for each fiscal year by Employee and Employee's team leader) are achieved, Employee's annual base salary rate shall be subject to annual increase by no less than the average percentage increase given to all other Company executive employees for such fiscal year (the "Average Increase").

                    (b) Bonus. Should Company exceed its sales, profits and other objectives for any fiscal year, Employee shall be eligible to receive a bonus for such fiscal year as determined by the Compensation Committee of the Board of Directors. For the current fiscal year, Employee will participate in the Chiefs Bonus plan previously approved by the compensation committee of the Board of Directors and shall be eligible for bonus opportunities of up to 250% of her base compensation. In future years, such bonus opportunity will be sufficiently large that if she achieves such bonus, she will be the Company's highest paid employee. Any bonus payable to Employee will be payable in cash, stock or stock options, or combination thereof, all as determined by the Board of Directors or any duly authorized committee thereof, and unless a different payout schedule is applicable for all executive employees of the Company, any such bonus payment will be payable in a single, lump sum payment. In the event of termination of this Agreement because of Employee's death or disability (as defined by Section 4.1(b)), termination by the Company without Cause pursuant to
Section 4.1(d) or pursuant to Employee's right to terminate this Agreement for Good Reason under Section 4.1(e), the bonus criteria shall not change and any bonus shall be pro-rated based on the number of full calendar weeks during the applicable fiscal year during which Employee was employed hereunder.

                  Such bonus, if any, shall be payable after Company's accountants have determined the sales and profits and have issued their audit report with respect thereto for the applicable fiscal year, which determination shall be binding on the parties. Any such bonus shall be paid within one hundred twenty (120) days after the end of each calendar year or thirty (30) days after the issuance of the auditor's report, whichever is later, regardless of Employee's employment status at the time payment is due.

                  (c) Stock Options. Employee had previously been granted options to purchase 386,049 shares of Company's common stock (the "Common Stock"), pursuant to the terms set forth more particularly in the Option Agreements used in connection with the Build-A-Bear Workshop, Inc. 2000 Stock Option Plan and the Build-A-Bear Workshop, Inc. 2002 Stock Incentive Plan (or any successor plan) (the "Plan"). For 2004, Employee shall be granted options to purchase an additional 36,234 shares pursuant to the Plan and the applicable Option Agreements. It is intended that such additional options will be granted pursuant to the Plan, and will be incentive stock options. Future options to purchase the Common Stock may be granted upon the approval of the Compensation Committee.

                  (d) Discounts. Employee and her immediate family will be entitled to a 20% discount for all merchandise purchased at Company's stores.

                  (e) Vacation. Employee shall initially be entitled to paid vacation and paid sick leave on the same basis as may from time to time apply to other Company executive employees generally. Employee shall also be entitled to one (1) additional day per calendar year of paid vacation to be taken in the month of her birthday.

                  (f) Other. Employee shall be eligible for a car allowance and such other perquisites as may from time to time be awarded to Employee by Company payable at such times and in such amounts as Company, in its sole discretion, may determine. All such compensation shall be subject to customary withholding taxes and other employment taxes as required with respect thereto. Employee shall also qualify for all rights and benefits for which Employee may be eligible under any benefit plans including group life, medical, health, dental and/or disability insurance or other benefits ("Welfare Benefits") which are provided for employees generally at her then current location of employment.

              4. Termination of Employment.

              4.1 Termination Events. Prior to the expiration of the Employment Period, this Agreement and Employee's employment may be terminated as follows:

                  (a) Upon Employee's death;

                  (b) By the Company, upon thirty (30) day's prior written notice to Employee in the event Employee, by reason of permanent physical or mental disability (which shall be determined by a physician selected by Company or its insurers and acceptable to Employee or Employee's legal representative (such agreement as to acceptability not to be withheld unreasonably), shall be unable to perform the essential functions of her position, with or without reasonable accommodation, for three (3) consecutive months; provided, however, Employee shall not be terminated due to permanent physical or mental disability unless or until said disability also entitles Employee to benefits under such disability insurance policy as is provided to Employee by Company.

                  (c) By the Company with Cause during the Initial Term. For the purposes of this Agreement "Cause" shall mean: (i) Employee's engagement in any conduct which, in Company's reasonable determination, constitutes gross misconduct, or is illegal, unethical or improper provided such conduct brings detrimental notoriety or material harm to Company; (ii) gross negligence or willful misconduct; (iii) conviction of fraud or theft; (iv) a material breach of a material provision of this Agreement by Employee, or (v) failure of Employee to follow a written directive of the Board of Directors within thirty
(30) days after receiving such notice, provided that such directive is reasonable in scope or is otherwise within the Board's reasonable business judgment, and is reasonably within Employee's control; provided Employee does not cure said conduct or breach (to the extent curable) within 30 days after the Board of Directors provides Employee with written notice of said conduct or breach.

                  (d) By the Company with or without Cause following the Initial Term.

                  (e) By the Employee with or without Good Reason. For purposes of this Agreement, "Good Reason" shall mean: (i) a material breach of a material provision of this Agreement by Company; or (ii) a significant diminishment in the nature or scope of authority, power, function, or duty attached to the position Employee currently maintains without the express written consent of Employee; provided Company does not cure said conduct or breach within thirty (30) days after Employee provides the Board of Directors with written notice of said conduct or breach.

               4.2  Impact of Termination.

                    (a) Survival of Covenants. Upon termination of this Agreement, all rights and obligations of the parties hereunder shall cease, except termination of employment pursuant to Section 4 or otherwise shall not terminate or otherwise affect the rights and obligations of the parties pursuant to Sections 5 through 13 hereof.

                    (b) Severance. In the event (i) the Company terminates Employee's employment without Cause following the Initial Term pursuant to
Section 4.1(d) or (ii) the Employee terminates her employment for Good Reason pursuant to Section 4.1(e), the Company shall continue her base salary for a period of twelve (12) months from termination, such payments to be reduced by the amount of any compensation from a subsequent employer during such period. The Company shall also continue Employee's Welfare Benefits for such period to the extent permitted by the Company's Welfare Benefits Plans. Employee shall also be eligible to receive a bonus with respect to the year of termination as provided in Section 3(b).

                    (c) Damages. In the event that during the Initial Term the Company terminates Employee's without Cause (other than for death or disability) in violation of the terms of this Agreement, Employee shall be entitled to damages in an amount not less than the sum of (i) the amount of base salary Employee would have been paid during the remainder of the Initial Term pursuant to Section 3(a), and (ii) an amount equal to the bonus Employee would have earned pursuant to Section 3(b) during the Initial Term (but in no event less the average bonus paid to Employee during the 2 fiscal years immediately preceding such termination). This Section 4.2(c) is not intended to be a limit on the amount of damages Employee may recover or otherwise limit or reduce any remedies available to Employee in the event the Company terminates Employee during the Initial Term in violation of the provisions of this Agreement.

                 5. Confidential Information.

                    (a) Employee agrees to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for Employee to perform Employee's employment responsibilities for Company, any of Company's proprietary Confidential Information.

                    (b) Employee acknowledges and confirms that certain data and other information (whether in human or machine readable form) that comes into her possession or knowledge (whether before or after the date of this Agreement) and which was obtained from Company, or obtained by Employee for or on behalf of Company, and which is identified herein (the "Confidential Information") is the secret, confidential property of Company. This Confidential Information includes, but is not limited to:

                    (1) lists or other identification of customers or prospective customers of Company;

                    (2) lists or other identification of sources or prospective sources of Company's products or components thereof, its landlords and prospective landlords and its current and prospective alliance, marketing and media partners (and key individuals employed or engaged by such parties);

                    (3) all compilations of information, correspondence, designs, drawings, files, formulae, lists, machines, maps, methods, models, studies, surveys, scripts, screenplays, artwork, sketches, notes or other writings, plans, leases, records and reports;

                    (4) financial, sales and marketing data relating to Company or to the industry or other areas pertaining to Company's activities and contemplated activities (including, without limitation, leasing, manufacturing, transportation, distribution and sales costs and non-public pricing information);

                    (5) equipment, materials, designs, procedures, processes, and techniques used in, or related to, the development, manufacture, assembly, fabrication or other production and quality control of Company's products, stores and services;


                    (6) Company's relations with its past, current and prospective customers, suppliers, landlords, alliance, marketing and media partners and the nature and type of products or services rendered to, received from or developed with such parties or prospective parties;


                    (7) Company's relations with its employees (including, without limitation, salaries, job classifications and skill levels); and

                    (8) any other information designated by Company to be confidential, secret and/or proprietary (including without limitation, information provided by customers, suppliers and alliance partners of Company).

Notwithstanding the foregoing, the term Confidential Information shall not consist of any data or other information which has been made publicly available or otherwise placed in the public domain other than by Employee in violation of this Agreement.

                (c) During the Employment Period, Employee will not copy, reproduce or otherwise duplicate, record, abstract, summarize or otherwise use, any papers, records, reports, studies, computer printouts, equipment, tools or other property owned by Company except as expressly permitted by Company in writing or required for the proper performance of her duties on behalf of Company.

                  6. Post-Termination Restrictions. Employee recognizes that (i) Company has spent substantial money, time and effort over the years in developing and solidifying its relationships with its customers, suppliers, landlords and alliance, marketing and media partners and in developing its Confidential Information; (ii) long-term customer, landlord, supplier and partner relationships often can be difficult to develop and require a significant investment of time, effort and expense; (iii) Company has paid its employees to, among other things, develop and preserve business information, customer, landlord, vendor and partner goodwill, customer, landlord, vendor and partner loyalty and customer, landlord, vendor and partner contacts for and on behalf of Company; and (iv) Company is hereby agreeing to employ and pay Employee based upon Employee's assurances and promises not to divert goodwill of customers, landlords, suppliers or partners of Company, either individually or on a combined basis, or to put herself in a position following Employee's employment with Company in which the confidentiality of Company's Confidential Information might somehow be compromised. Accordingly, Employee agrees that during the Employment Period and for the period of time set forth below following termination of employment (unless the Agreement was terminated by Employee for Good Reason), Employee will not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise):

                    (a) for three (3) years, engage in, assist or have an interest in, or enter the employment of or act as an agent, advisor or consultant for, any person or entity which is engaged in, or will be engaged in, the development, manufacture, supplying or sale of a product, process, service or development which is competitive with a product, process, service or development on which the Company has expended resources and on which the Employee worked or with respect to which Employee has or had access to Confidential Information while at Company ("Restricted Activity"), and which is located within the United States or within any country where the Company has established a retail presence either directly or through a franchise arrangement; or

                    (b) for three (3) years, induce or attempt to induce any employee, consultant, partner or advisor of Company to accept employment or an affiliation with any entity engaged in a Restricted Activity;

provided, however, that following termination of her employment, Employee shall be entitled to be an employee of an entity that engages in Restricted Activity so long as, for three (3) years following termination of said employment,: (i) the sale of stuffed plush toys is not a material business of the entity; (ii) Employee has no direct or personal involvement in the sale of stuffed plush toys ; and (iii) neither Employee, her relatives, nor any other entities with which he is affiliated own more than 1% of the entity. As used in this Section 6, "material business" shall mean that either (A) greater than 10% of annual revenues received by such entity were derived from the sale of stuffed plush toys and related products, or (B) the annual revenues received or projected to be received by such entity from the sale of stuffed plush toys and related products exceeded $10 million, or (C) or the entity otherwise annually derives or is projected to derive annual revenues in excess of $5 million from a retail concept that is similar in any material regard to Company.

              7. Acknowledgment Regarding Restrictions. Employee recognizes and agrees that the restraints contained in Section 6 (both separately and in total), including the geographic scope thereof in light of the Company's marketing efforts, are reasonable and enforceable in view of Company's legitimate interests in protecting its Confidential Information and customer goodwill and the limited scope of the restrictions in Section 6.

              8.  Inventions.

                  (a) Any and all ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like (collectively, "Inventions"), which are developed, conceived, created, discovered, learned, produced and/or otherwise generated by Employee, whether individually or otherwise, during the time that Employee is employed by Company, whether or not during working hours, that relate to (i) current and anticipated businesses and/or activities of Company, (ii) the current and anticipated research or development of Company, or
(iii) any work performed by Employee for Company, shall be the sole and exclusive property of Company, and Company shall own any and all right, title and interest to such Inventions. Employee assigns, and agrees to assign to Company whenever so requested by Company, any and all right, title and interest in and to any such Invention, at Company's expense, and Employee agrees to execute any and all applications, assignments or other instruments which Company deems desirable or necessary to protect such interests, at Company's expense.

                  (b) Employee acknowledges that as part of her work for the Company he or she may be asked to create, or contribute to the creation of, computer programs, documentation and other copyrightable works. Employee hereby agrees that any and all computer programs, documentation and other copyrightable materials that he has prepared or worked on for the Company, or is asked to prepare or work on by the Company, shall be treated as and shall be a "work made for hire," for the exclusive ownership and benefit of Company according to the copyright laws of the United States, including, but not limited to, Sections 101 and 201 of Title 17 of the U.S. Code ("U.S.C.") as well as according to similar foreign laws. Company shall have the exclusive right to register the copyrights in all such works in its name as the owner and author of such works and shall have the exclusive rights conveyed under 17 U.S.C. Sections 106 and 106A including, but not limited to, the right to make all uses of the works in which attribution or integrity rights may be implicated. Without in any way limiting the foregoing, to the extent the works are not treated as works made for hire under any applicable law, Employee hereby irrevocably assigns, transfers, and conveys to Company and its successors and assigns any and all worldwide right, title, and interest that Employee may now or in the future have in or to the works, including, but not limited to, all ownership, U.S. and foreign copyrights, all treaty, convention, statutory, and common law rights under the law of any U.S. or foreign jurisdiction, the right to sue for past, present, and future infringement, and moral, attribution, and integrity rights. Employee[ and its employees and agents] hereby expressly and forever irrevocably waives any and all rights that he or she[ or they] may have arising under 17 U.S.C. Sections 106A, rights that may arise under any federal, state, or foreign law that conveys rights that are similar in nature to those conveyed under 17 U.S.C. Sections 106A, and any other type of moral right or droit moral.

              9. Company Property. Employee acknowledges that any and all notes, records, sketches, computer diskettes, training materials and other documents relating to Company obtained by or provided to Employee, or otherwise made, produced or compiled during the Employment Period, regardless of the type of medium in which they are preserved, are the sole and exclusive property of Company and shall be surrendered to Company upon Employee's termination of employment and on demand at any time by Company.

              10. Non-Waiver of Rights. Either party's failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of the non-breaching party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

              11. Company's Right to Injunctive Relief. In the event of a breach or threatened breach of any of Employee's duties and obligations under the terms and provisions of Sections 5, 6, or 8 hereof, Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Employee hereby expressly acknowledges that the harm which might result to Company's business as a result of any noncompliance by Employee with any of the provisions of Sections 5, 6 or 8 would be largely irreparable. Employee specifically agrees that if there is a question as to the enforceability of any of the provisions of Sections 5, 6 or 8 hereof, Employee will not engage in any conduct inconsistent with or contrary to such Sections until after the question has been resolved by a final judgment of a court of competent jurisdiction.

              12. Judicial Enforcement. If any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law in any jurisdiction, the validity or enforceability of the remaining provisions thereof shall be unaffected as to such jurisdiction and such adjudication shall not affect the validity or enforceability of such provisions in any other jurisdiction. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited. The parties expressly acknowledge and agree that this Section is reasonable in view of the parties' respective interests.

              13. Employee Representations. Employee represents that the execution and delivery of the Agreement and Employee's employment with Company do not violate any previous employment agreement or other contractual obligation of Employee and that Employee is not subject to any agreement which restricts the scope of her employment.

              14. Amendments. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto. This Agreement supersedes all prior agreements and understandings between Employee and Company to the extent that any such agreements or understandings conflict with the terms of this Agreement.

              15. Assignments. This Agreement shall be freely assignable by Company to and shall inure to the benefit of, and be binding upon, Company, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by Company. Being a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by Employee.

              16. Choice of Forum and Governing Law. In light of Company's substantial contacts with the State of Missouri, the parties' interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and Company's execution of, and the making of, this Agreement in Missouri, the parties agree that: (i) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted in the state or federal courts in St. Louis City or County, Missouri; and (ii) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles.

             17. Life Insurance. At all times during the term of this Agreement, Company shall use its best efforts to keep in full force one or more policies of "key person" life insurance on Employee's life in the aggregate death benefit of two million dollars ($2,000,000), at Company's cost, with the Company as beneficiary. Employee will do all things within her power that are reasonably necessary to keep that insurance in force and will cooperate with the Company and the insurance companies issuing the policies or policies in doing whatever is reasonably necessary to keep them in force. Employee shall have no liability to Company or others if such policies are canceled or not renewed due to causes beyond Employee's control.

              18. ARBITRATION. ANY CONTROVERSY OR CLAIM ARISING OUT OF, OR RELATING TO THIS AGREEMENT, THE BREACH THEREOF, OR EMPLOYEE'S EMPLOYMENT BY COMPANY, SHALL, AT COMPANY'S SOLE OPTION, BE SETTLED BY BINDING ARBITRATION IN THE COUNTY OF ST. LOUIS IN ACCORDANCE WITH THE RULES THEN IN FORCE OF THE AMERICAN ARBITRATION ASSOCIATION, AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED AND ENFORCED IN ANY COURT HAVING JURISDICTION THEREOF. THE CONTROVERSIES OR CLAIMS SUBJECT TO ARBITRATION AT COMPANY'S OPTION UNDER THIS AGREEMENT INCLUDE, WITHOUT LIMITATION, THOSE ARISING UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, 42 U.S.C. SECTION 1981, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE MISSOURI HUMAN RIGHTS ACT, LOCAL LAWS GOVERNING EMPLOYMENT, AND THE STATUTORY AND/OR COMMON LAW OF CONTRACT AND TORT. IN THE EVENT EMPLOYEE COMMENCES ANY ACTION IN COURT WHICH COMPANY HAS THE RIGHT TO SUBMIT TO BINDING ARBITRATION, COMPANY SHALL HAVE SIXTY
(60) DAYS FROM THE DATE OF SERVICE OF A SUMMONS AND COMPLAINT UPON COMPANY TO DIRECT IN WRITING THAT ALL OR ANY PART OF THE DISPUTE BE ARBITRATED. ANY REMEDY AVAILABLE IN ANY COURT ACTION SHALL ALSO BE AVAILABLE IN ARBITRATION.

              19. Headings. Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively alter the content of such sections.

PLEASE NOTE: BY SIGNING THIS AGREEMENT, EMPLOYEE IS HEREBY CERTIFYING THAT EMPLOYEE (A) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) HAS READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAS HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THE AGREEMENT TO ASK ANY QUESTIONS EMPLOYEE HAS ABOUT THE AGREEMENT AND HAS RECEIVED SATISFACTORY

ANSWERS TO ALL SUCH QUESTIONS; AND (D) UNDERSTANDS EMPLOYEE'S RIGHTS AND OBLIGATIONS UNDER THE AGREEMENT.



[Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                  THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY COMPANY.


                                          /s/ MAXINE CLARK
                                          -----------------------------------
                                          Maxine Clark

                                          Address:  12 Greenbriar
                                                    St. Louis, Missouri 63124



                                          BUILD-A-BEAR WORKSHOP, INC.



                                          By:  /s/ TINA KLOCKE
                                             -----------------------------------
                                             Tina Klocke, Chief Financial Bear

                                                                       EXHIBIT 1

Employee may continue to hold the positions as a Director of the following corporations:

         The Earthgrains Company
         Tandy Brands Accessories
         Department 56, Inc.
         J.C. Penney Co. Inc.